Exhibit 10.2

GENERAL RELEASE AGREEMENT

This General Release Agreement (this “Agreement”) is made by and between EMCORE Corporation, a New Jersey corporation (“Employer”), and Mark Weinswig (“Employee”). The parties agree as follows:
RECITALS

A.	Employer and Employee have entered into that certain Employment Agreement effective as of August 2, 2011 (the “Employment Agreement”).

B.
The Employment Agreement provides that as a condition to Employee’s right to receive the severance benefits provided for under the Employment Agreement, Employee must enter into a general release agreement in a form to be determined by Employer.

C.
Employee’s employment by Employer has terminated, and Employee desires to make the covenants, releases and agreements set forth in this Agreement, and Employer desires to make the agreements set forth in this Agreement.

AGREEMENT

1.
Interpretation and Definitions. This Agreement is being executed and delivered pursuant to the Employment Agreement and is the general release agreement referred to therein. Capitalized terms not otherwise defined in this Agreement will have the meanings assigned to them in the Employment Agreement.

2.
Effective Date. This Agreement shall become effective on the eighth (8th) day after Employee signs and delivers this Agreement to Employer (the “Effective Date”), provided that Employee does not revoke it prior to such date pursuant to Section 7(e) below and provided further that he delivers this Agreement signed by him to Employer no later than June 24, 2016.

3.
Termination of Employment and Other Positions. Employee’s employment with Employer terminated effective as of June 24, 2016 (the “Termination Date”). Employee also hereby resigns, effective as of the Termination Date, from his position as a director and officer of Employer and, as applicable, any of its affiliates. Employee hereby confirms that Employee no longer holds any position as an officer, director or employee of or with Employer or any of its subsidiaries or affiliates, and hereby waives any right or claim to reinstatement as an officer, director or employee with Employer and each of its affiliates.

4.
Cash and Other Severance Payments to Employee. As consideration for the covenants, releases and agreements made by Employee herein, subject to the terms of this Agreement, Employer will pay Employee the following severance benefits provided for under the Employment Agreement:

(a) Payment of Employee’s Base Salary through the Termination Date;

(b)	Continuation of Base Salary for a Severance Period of 64 weeks, with such continued Base Salary to be paid on the payment schedule and subject to the terms and conditions of the Employment Agreement;

(c)	Continued payment of Employer’s portion of Employee’s COBRA benefits for 64 weeks, in accordance with and subject to the terms and conditions of the Employment Agreement; and

(d)	Payment of standard outplacement benefits up to a maximum of $15,000, in accordance with and subject to the terms and conditions of the Employment Agreement.

5.
Treatment of Outstanding Equity Awards. Immediately prior to the Termination Date, Employee held the following outstanding equity awards: (1) 25,000 unvested restricted stock units originally granted on January 5, 2015 (the “2015 RSUs”), (2) 37,500 unvested restricted stock units originally granted on February 16, 2016 (the “2016 RSUs”), and (3) 75,000 fully vested stock options originally granted on October 11, 2010 (the “Options”). Effective on the Termination Date, Employee shall fully vest in 100% of the 2015 RSUs and such vested 2015 RSUs shall be paid within 30 days after the Termination Date. Subject to earlier termination in connection with a change in control or other corporate transaction pursuant to the terms of Employer’s equity plans, Employee shall have until the 3rd anniversary of the Termination Date to exercise the Options in accordance with their terms. Notwithstanding anything to the contrary in the Employment Agreement, Employee hereby agrees that all of the 2016 RSUs shall be cancelled and terminated as of the Termination Date without any payment being made therefor.

6.	Release by Employee.

(a)
Except for those obligations of Employer created by or arising out of this Agreement, Employee hereby acknowledges full and complete satisfaction of and releases and discharges and covenants not to sue Employer and each of its affiliated entities, and each of their directors, managers, officers, members, shareholders, representatives, assignees, and successors, past and present (collectively, “Releasees”), from and with respect to any and all claims, wages, agreements, obligations, demands and causes of action, known or unknown, suspected or unsuspected, by Employee arising out of or in any way connected with Employee’s employment relationship with Employer, or Employee’s separation from employment with Employer, or any other transactions, occurrences, losses, damages or injuries, known or unknown, suspected or unsuspected, resulting from any act or omission by or on the part of any of the Releasees, committed or omitted prior to the date that Employee signs this Agreement, whether based on contract, tort, or any federal, foreign, state or local common law, regulation, constitution or statute (including but not limited to the various non-discrimination statutes under federal and applicable state law) (collectively, “Claims”); provided, however, that the following obligations of Employer to Employee shall not be considered Claims subject to the releases set forth herein: (i) any right to a defense and/or indemnification that Employee may have under California Labor Code section 2802, under the Employment Agreement or under Employer’s charter or by-laws, or any defense and indemnification policy or agreement covering Employee, (ii) any vested benefits payable under, and pursuant to the terms of, any retirement plan (excluding any severance benefits) covering Employee, and (iii) any claims that cannot be released as a matter of applicable law. Employee agrees to withdraw with prejudice all complaints or charges, if any, that Employee has filed against any of the Releasees in any court, agency, or other forum with regard to any Claims.

(b)
This Agreement is intended to be effective as a bar to all Claims. Accordingly, Employee hereby expressly waives any rights and benefits related thereto conferred by any rule of law or any legal decision, including under Section 1542 of the California Civil Code, which provides:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”

In furtherance of this intention, Employee hereby expressly consents that this Agreement will be given full force and effect according to each and all of its express terms and provisions, including those related to unknown and unsuspected Claims. Employee understands and hereby acknowledges the significance and consequences of such release and waiver.

(c)	Employee represents that, as of the date hereof, Employee has not filed any lawsuits, charges, complaints, petitions, claims or other accusatory pleadings against any of the Releasees in any court or with any governmental agency. Employee agrees that, to the fullest extent permitted by law, he will not prosecute, nor allow to be prosecuted on his behalf, in any state or federal administrative agency, or in any state or federal court, any claim or demand of any type related to the matters released above. Employee warrants that there has been no assignment or other transfer of any interest in any claim within the scope of the release of claims herein, and Employee agrees to defend, indemnify and hold the Releasees harmless from any claims, liabilities, demands, damages, costs, expenses and attorneys’ fees incurred as a result of any person asserting any such assignment or transfer of any rights or claims under such assignment or transfer.

(d)
Notwithstanding anything to the contrary herein, the release contained in this Section 6 does not prohibit Employee from filing a charge with the Equal Employment Opportunity Commission (the “EEOC”) or the California Department of Fair Employment and Housing (“DFEH”) or participating in an EEOC or DFEH investigation. Employee does agree to waive his right to receive any monetary or other recovery should any claim be pursued with the EEOC, DFEH, or any other federal, state or local administrative agency on his behalf arising out of or related to his employment with and/or separation from Employer or any other Releasee.

7.
ADEA. Employee expressly acknowledges and agrees that, among the Claims Employee is releasing are any and all rights or claims that Employee may have arising under the Age Discrimination in Employment Act of 1967, as amended (the “ADEA”), which have arisen on or before the date of execution of this Agreement. Because the ADEA contains special provisions affecting the release of ADEA claims, Employee also expressly acknowledges and agrees that:

(a)	In return for this Agreement, Employee will receive consideration beyond that which Employee was already entitled to receive before entering into this Agreement.

(b)	Employee was orally advised by Employer and is hereby advised in writing to consult with an attorney before signing this Agreement.

(c)	Employee has voluntarily chosen to enter into this Agreement and has not been forced or pressured in any way to sign it.

(d)	Employee was given a copy of this Agreement on June 3, 2016, and informed that Employee had 21 days within which to consider the Agreement.

(e)
Employee was informed that Employee has seven (7) days following the date of execution of the Agreement in which to revoke in writing the Agreement, understanding that the Agreement will not be effective or enforceable until this seven-day revocation period has expired. Any such revocation must be delivered to Employer to the attention of Jeffrey Rittichier on or before the seventh day after Employee signs this Agreement.

(f)
Nothing in this Agreement prevents or precludes Employee from challenging or seeking a determination in good faith of the validity of this Agreement under the ADEA, nor does it impose any condition precedent, penalties, or costs from doing so, unless specifically authorized under federal law.

8.
Confidentiality Agreement and Restrictive Covenants. Employee hereby acknowledges and agrees that the Confidential Information & Invention Assignment Agreement that Employee previously executed and delivered to Employer, together with all of the restrictive covenants set forth in the Employment Agreement, shall continue in effect in accordance with their terms following the Effective Date. Nothing in this Agreement shall be deemed to modify or affect in any manner any of the Employee’s duties or obligations set forth therein.

9.
Consulting and Cooperation.    Following the Termination Date, Employee agrees to provide consulting services to Employer as reasonably requested by the Chief Executive Officer of Employer from time to time; provided that Employee and Employer agree that in no event will Employer require, nor will Employee perform, a level of services following the Termination Date that would result in Employee not having a “separation from service” (within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended) from Employer and its affiliates on the Termination Date. These services may include actively assisting with the preparation of Employer’s Form 10-Q, Form 10-K, 2017 proxy statement, and other reporting obligations under the Securities Exchange Act of 1934 for Employer’s current fiscal year, performing any transition and integration services related to Employer’s business and cooperating with Employer regarding any litigation initiated involving matters of which Employee has particular knowledge; provided however, such services will not extend beyond the scope or type of services that Employee provided to Employer up to the Termination Date and shall not include any work on any merger and acquisition activities (the “Consulting Services”). The Consulting Services will be performed at such times as are reasonably requested by Employer after reasonable consultation with Employee, and with as minimum amount of travel as possible. Employer and Employee agree that Employee shall not be required to perform any Consulting Services after January 31, 2017 (the “Consulting Termination Date”) and that Employee shall not be required to work more than 50 hours in any month prior to the Consulting Termination Date (with the expectation being that Employee’s actual hours each month will on average be less than 50 hours). Employee will be reimbursed for all reasonable expenses associated with the performance of the Consulting Services, but shall not be entitled to any separate consulting fee or other remuneration for the performance of the Consulting Services, as the parties agree that the consideration provided for under this Agreement is adequate compensation for the Consulting Services.

10.
Rights to Benefits. Employee acknowledges and agrees that if Employee breaches any of the restrictive covenants in the Employment Agreement or any of the provisions of Section 9 of this Agreement at any time, from and after the date of such breach and not in any way in limitation of any right or remedy otherwise available to Employer, Employee will no longer be entitled to, and Employer will no longer be obligated to pay, any remaining unpaid portion of the benefits set forth in Section 4 of this Agreement.

11.
No Further Compensation. Employee acknowledges and agrees that except for the benefits specified in this Agreement, all benefits and perquisites of employment will cease as of the Termination Date and Employee will not receive any further salary, bonuses, vacation, vesting of benefits, or other forms of compensation after the Termination Date from Employer or any of its affiliates.

12.
Tax Withholding. Employer may withhold (or cause there to be withheld, as the case may be) from any amounts otherwise due or payable under or pursuant to this Agreement such federal, state and local income, employment, or other taxes as may be required to be withheld pursuant to any applicable law or regulation.

13.	Indemnification. The parties agree that the indemnification obligations and other provisions described in Article V of the Employment Agreement remain in full force and effect.

14.
Miscellaneous. Except as required by a valid court order or subpoena, a copy of which Employee agrees to provide promptly to the Employer before complying therewith, Employee agrees not to disclose the terms or existence of this Agreement to anyone other than Employee’s accountants or attorneys for the purpose of obtaining professional advice, with such disclosure permitted only after the professional to whom it would be disclosed agrees in writing not to disclose the Agreement’s terms or existence to any third party. Employee may also disclose the terms or existence of this Agreement to his spouse. Each party will from time to time execute and deliver such additional certificates, agreements and other documents and take such other actions as are commercially reasonable and necessary to render effective the transactions contemplated hereby. This Agreement shall be governed by and construed in accordance with the internal laws of the State of California. In the event of any action with respect to a controversy, claim or dispute involving this Agreement, the substantially prevailing party shall be entitled to reimbursement of such party’s reasonable attorney’s fees and costs (including, but not limited to, expert fees) in connection with such action from the other party. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. A facsimile or other electronic signature shall be deemed an original. Each and all of the various rights, powers and remedies of the parties hereto will be considered to be cumulative with and in addition to any other rights, powers and remedies which such parties may have at law or in equity in the event of the breach of any of the terms of this Agreement. The exercise or partial exercise of any right, power or remedy will neither constitute the exclusive election thereof nor the waiver of any other right, power or remedy available to such party. This Agreement is the complete and exclusive statement of agreement and understanding of the parties with respect to matters herein and replaces and supersedes all prior written or oral agreements or understandings by and between the parties with respect to the matters covered by it. This Agreement can only be changed, modified, or waived pursuant to a written instrument duly executed by both of Employer and Employee. If one or more of the provisions of this Agreement should, for any reason, be held to be invalid or unenforceable in any respect, such invalidity or unenforceability shall not affect any other provisions of this Agreement. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

[End of Agreement]
Employee represents and warrants that Employee has read this Agreement and understands and acknowledges the significance and consequence of it and executes it voluntarily with full understanding of its consequences.

EXECUTED on June 7, 2016.
EMPLOYEE:        MARK WEINSWIG            EMPLOYER:    EMCORE                                                 CORPORATION

Printed Name:        Mark Weinswig                Name: Jeffrey S. Rittichier
Signature:        /s/ Mark Weinswig            Signature: /s/ Jeffrey Rittichier
Title: President and CEO